UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2006

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-16379	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 849-1800 ext. 4454

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 24, 2006, Clean Harbors, Inc. (the “Company”) filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Initial 8-K Report”) reporting the Company’s purchase on August 18, 2006, from SITA U.S.A., Inc., a Delaware corporation (“Seller”), of all of the membership interests in Teris L.L.C., a Delaware limited liability company (“Teris”).

In accordance with Item 9.01(a) of Form 8-K, the Initial 8-K Report did not include the historical financial statements of Teris or the unaudited pro forma combined financial information of the Company (collectively, the “Financial Information”) and instead contained an undertaking to file the Financial Information with the Commission in an amendment to the Initial 8-K Report not later than 71 days after the due date for the filing of the Initial 8-K Report. This Amendment is being filed for the purpose of satisfying the Registrant’s undertaking to file the Financial Information required by Item 9.01 of Form 8-K, and this Amendment should be read in conjunction with the Initial 8-K Report.

Item 9.01        Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

(c) Exhibits

23.1	Consent of Independent Auditors – Moore Stephens Frost	Filed herewith

23.2	Consent of Independent Auditors – Ernst & Young LLP	Filed herewith

CERTIFIED PUBLIC ACCOUNTANTS	425 West Capitol, Suite 3300
A Professional Limited Company	Little Rock, Arkansas 72201
501 376 9241 • 800 766 9241
Fax 501 376 6256
www.msfrost.com

Independent Auditor’s Report

Member

Teris LLC

El Dorado, Arkansas

We have audited the accompanying balance sheet of Teris LLC as of December 31, 2005, and the related statements of operations, member’s equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teris LLC as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Little Rock, Arkansas
March 29, 2006

An independently owned and operated member of Moore Stephens North America, Inc. – members in principal cities throughout North America Moore Stephens North America, Inc. is a member of Moore Stephens International Limited – members in principal cities throughout the world

TERIS LLC

Balance Sheet

December 31, 2005

(In Thousands)

	Assets

	Current assets
	Cash and cash equivalents	$567
	Cash - restricted	605
	Trade accounts receivable, net	25,980
Accounts receivable	- insurance	3,549
	- parent	1,025
	- other	181
	Parts inventories	5,713
	Prepaid and other current assets	1,165
	Total current assets	38,785

	Property, plant and equipment, net	20,115
	Deferred expenses, net	510
	Investment in affiliate	1,021
	Other assets	323

	Total assets	$60,754

	Liabilities and Member’s Equity (Deficit)

	Current liabilities
	Accounts payable	$13,779
	Accrued liabilities	7,096
	Accrued disposal cost	3,844
	Deferred expense reimbursement	4,280
	Current maturities of long-term debt	11,753
	Total current liabilities	40,752

	Long-term debt, less current maturities	67,344

	Environmental liabilities	9,909

	Member’s equity (deficit)
	Member’s contributed equity	40,000
	Retained deficit	(97,251)
	Total member’s equity (deficit)	(57,251)

	Total liabilities and member’s equity (deficit)	$60,754

The accompanying notes are an integral part of these financial statements.

TERIS LLC

Statement of Operations

For the Year Ended December 31, 2005

(In Thousands)

Revenues, net	$94,506

Cost of sales	78,620

Gross margin	15,886

Selling, general and administrative expenses	18,537

Loss from operations	(2,651)

Other (income) expense
Interest expense	3,594
Loss on disposal of assets	277
Loss on involuntary conversion of plant and equipment	546
Increases in environmental liability	6,700
Impairment of long-lived assets	44,500
Equity in earnings of affiliate	(262)
Other	1,626
Total other (income) expense	56,981

Net loss	$(59,632)

The accompanying notes are an integral part of these financial statements.

TERIS LLC

Statement of Member’s Equity (Deficit)

For the Year Ended December 31, 2005

(In Thousands)

	Member’s	Retained
	Contributed	Earnings
	Equity	(Deficit)	Total

Balance - January 1, 2005	$40,000	$(37,619)	$2,381

Net loss	—	(59,632)	(59,632)

Balance - December 31, 2005	$40,000	$(97,251)	$(57,251)

The accompanying notes are an integral part of these financial statements.

TERIS LLC

Statement of Cash Flows

For the Year Ended December 31, 2005

(In Thousands)

Cash flows from operating activities
Net loss	$(59,632)
Adjustments to reconcile net loss to net cash provided by operating activities
Loss on disposal of assets	277
Loss on involuntary conversion of plant and equipment	546
Depreciation and amortization	4,451
Impairment of long-lived assets	44,500
Equity in earnings of affiliate	(262)
Changes in operating assets and liabilities
Accounts receivable	(877)
Parts inventories	(476)
Prepaid and other current assets	735
Accounts payable	6,012
Accrued expenses and other current liabilities	2,417
Environmental liabilities	5,407
Net cash provided by operating activities	3,098

Cash flows from investing activities
Purchases of property, plant and equipment	(8,288)
Insurance proceeds from involuntary conversion of plant and equipment	20,250
Cost incurred with involuntary conversion of plant and equipment	(19,068)
Restricted cash	(605)
Collection of notes receivable	2,642
Other assets	56
Net cash used by investing activities	(5,013)

Cash flows from financing activities
Net decrease in line of credit	(752)
Draws on Arkansas Development obligations	2,369
Payments of notes payable	(43)
Net cash provided by financing activities	1,574

Net decrease in cash and cash equivalents	(341)

Cash and cash equivalents - beginning of year	908

Cash and cash equivalents - end of year	$567

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$3,388

The accompanying notes are an integral part of these financial statements.

TERIS LLC

Notes to Financial Statements

June 30, 2006

(In Thousands)

1.                 Description of Business

Teris LLC (the “Company”) was formed on June 14, 2001, as a limited liability company organized in the state of Delaware for the purpose of supplying disposal, transportation and on-site hazardous waste management services. The Company is a wholly owned subsidiary of SITA USA, Inc. (“SITA” or the “Parent”), which is a wholly owned subsidiary of Suez Environment SA., which is a wholly owned subsidiary of Suez SA. The Company owns and operates treatment, storage and disposal facilities (“TSDF”) in El Dorado, Arkansas and Wilmington, California; and a fuel blending and storage facility in Dallas, Texas (Note 3). The Company also provides on-site services at customer locations, such as, waste material and container packaging, lab packing, consolidation of materials and special waste handling.

The Company operates a hazardous waste TSDF under a Resource Conservation and Recovery Act (“RCRA”) permit issued by the Arkansas Department of Environmental Quality (“ADEQ”). The facility has air emissions that are regulated by the RCRA and the Arkansas Pollution Control Code and the Arkansas Plan of Implementation of Air Pollution Control. The general commercial function of the El Dorado site is to serve as a waste treatment facility to thermally treat (incinerate) hazardous and non-regulated materials and render the residue ash acceptable for disposal at regulated landfills. The respective permits are generally subject to renewal at the option of the issuing governmental agency. The Company’s RCRA Part B Permit for the El Dorado TSDF has expired; however, as permitted by the ADEQ, the facility is allowed to continue operations while awaiting approval of its permit from the ADEQ.

On July 30, 1999, the U.S. Environmental Protection Agency (“EPA”) adopted a final rule establishing standards for controlling hazardous air pollutants emitted from incinerators burning hazardous waste. These new regulations establish new operating requirements to meet new emission standards reflecting Maximum Achievable Control Technology (“MACT”). Under the new EPA guidelines, the Company was required to complete Documentation of Compliance to MACT standards by September 30, 2004. The Company met the deadline and is now in the process of completing its Comprehensive Performance Test (“CPT”). A test plan was written early in 2004 and has been approved by ADEQ and EPA. The Company has completed the CPT trial burn and submitted its CPT report and anticipates approval of final permits.

2.                 Summary of Significant Accounting Policies

a.                 Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingencies at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.              Cash and cash equivalents – Cash and cash equivalents consists of cash on deposit and short-term investments with an original maturity of three months or less.

c.                 Accounts receivable – The Company reviews their customer accounts on a periodic basis and records a reserve for specific amounts that the Company feels may not be collected. In addition, the Company has established a general reserve. Amounts will be written off at the point when collection attempts on the accounts have been exhausted. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. Past due status is determined based upon contractual terms. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in economic, industry or specific customer conditions may require adjustment to the allowance recorded by the Company.

d.              Concentrations of credit risk – The Company extends credit in the normal course of business and generally does not require collateral. Ongoing credit evaluations are performed by the Company’s management and an allowance for potential credit losses is provided for the portion of accounts receivable, which is estimated to be uncollectible.

At December 31, 2005 and at various times during the year, the Company maintained cash balances with financial institutions in excess of the federal deposit insurance limit. The Company manages its cash risk by maintaining deposits in sound financial institutions.

e.               Parts inventory – Inventories consist primarily of supplies and repair parts and are stated at the lower of cost or market, with cost being determined using the weighted-average method. The Company periodically reviews its inventories for obsolete or unusable items and adjusts its carrying value to reflect estimated realizable values.

f.                 Property, plant and equipment – Property, plant and equipment are stated at cost, including the cost of additions and improvements that materially increase the useful lives or values of the assets. The cost and accumulated depreciation of assets retired or sold are removed from the related accounts and the gains or losses are included in other expense. Repair and maintenance costs are expensed as incurred. Depreciation expense is computed on a straight-line basis using the following useful lives:

Buildings and improvements	10 - 39 years
Machinery and equipment	10 - 17 years
Furniture and fixtures	7 years
Computer equipment	3 -5 years

g.              Long-lived assets – The Company reviews the carrying value of property, plant and equipment for impairment whenever certain triggering events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying amount exceeds the fair value of assets. The factors considered by management in performing this assessment include operating results, trends, prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

h.              Investment in affiliate – The Company owns a 50% interest in Ensco Caribe, Inc. (“Ensco”). As the Company does not have effective management control, this investment is accounted based on the equity method of accounting.

i.                  Environmental – The undiscounted costs relating to the Company’s environmental liabilities are recorded when it is probable that a loss has been incurred and such loss is estimable. The Company bases its probable environmental cost estimates on information obtained from independent environmental engineers and/or from its experts regarding the nature and extent of environmental contamination, available remedial alternatives and the cleanup criteria required by relevant governmental agencies. The estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and related legal fees based on available information and represent the undiscounted costs to reserve the environmental matters in accordance with prevailing federal, state, local and foreign requirements. The Company’s estimates may vary in the future as more information becomes available with respect to the level of contamination, the effectiveness and approval of selected remediation methods, the stage of investigation at the individual sites, the recoverability of such costs from third parties and changes in federal and state statutes and regulations or their interpretation.

j.                  Income taxes – The Company has elected to be treated as a partnership for federal income tax reporting purposes. As such, its federal taxable income will be included in the income tax return of its member. The Company is subject to franchise and excise taxes in the states of Alabama, California, Illinois, Michigan, New Hampshire, Pennsylvania, Tennessee, Texas and Washington. Accordingly, related tax expense amounted to $42 for the year ended December 31, 2005. These taxes are included in selling, general and administrative expenses on the statement of operations because they are not based on income.

k.               Collective bargaining agreement – The Company has approximately 25% of its workforce within bargaining units represented by the Paper, Allied-Industrial, Chemical and Energy Workers International Union. The union contract was renewed and expires on June 15, 2007.

l.                  Revenue recognition – The Company recognizes revenue upon receipt of the waste and records an estimated disposal cost reserve. The disposal cost reserve represents the estimated costs to process the volumes of waste on hand for which revenue was recognized. Transportation and field services continued to be recognized when the services were performed.

m.            Shipping and handling costs – Shipping and handling costs are included in cost of sales in the accompanying statement of operations.

n.              Advertising – The Company expenses advertising as incurred.

o.              Fair value of financial instruments – The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable and notes payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature. The recorded value of notes payable approximate their fair values, as interest approximates market rates for similar financial instruments.

3.                 Restricted Cash

A restricted cash account is maintained to satisfy the requirements of the Arkansas Department of Environmental Quality associated with the incidents during 2005 (Note 11).

4.               Long-Term Debt

Long-term debt consists of the following:

Loan from related party
Line of credit	$11,717

Third party indebtedness
2000 development bonds	15,000
2001 development bonds	15,000
2002 development bonds	37,344
CIT Group loan	36
79,097
Less current maturities	11,753

$67,344

Aggregate maturities of long-term debt are as follows:

2006	$11,753
2007	—
2008	—
2009	—
2010	—
Thereafter	67,344

$79,097

The Company has a $50 million revolving line of credit from the parent company of SITA, which has a maturity date of April 30, 2006. On March 29, 2006, the Company obtained renewal of the revolving line of credit, which effective May 1, 2006, extended the maturity date to April 30, 2007. The Company pays interest on the revolving line of credit at an interest rate per annum based upon the one week London Interbank Offer Rule (“LIBOR”) plus 50 basis points (4.96%) at December 31, 2005. The revolving line of credit is used to finance ongoing operations until such time that the Company obtains a more permanent financing facility.

The Company has obligations related to two Arkansas Development Finance Authority Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (the “Development Bonds” or the “Bonds”). Each Bond has a face amount of $15 million and was issued in March 2000 (the “2000 Development Bonds”) and February 2001 (the “2001 Development Bonds”), respectively, with a maturity date of January 1, 2020. The Underwriter and Remarketing Agent, Wachovia Bank, N.A.,

manages all activity of the Bonds. The Bonds are secured by a letter of credit with Natexis Banques Populaires in the amount of $31 million and is guaranteed by Suez Environment SA. The Company pays annual letter of credit fees to Wachovia Bank, N.A. and Natexis Banques Populaires of 0.50% and 0.70%, respectively, per annum on the amount of the letters of credit.

During 2002, the Company obtained additional financing through bond obligations of $48 million (the “2002 Development Bonds”). The bond obligations were issued in July 2002 with a maturity date of March 1, 2021. The Underwriter and Remarketing Agent for these Bonds, Wachovia Bank, N.A., manages the activities of these Bonds. The Bonds are secured by a letter of credit with Wachovia Bank, N.A., in the amount of $48.3 million and are guaranteed by Suez Environmental SA. As of December 31, 2005, the Company has $10.6 million in available borrowings remaining under the 2002 Development Bonds. The Company pays an annual letter of credit fee to Wachovia Bank, N.A. of 0.55% per annum on the amount of the letter of credit.

Bonds bear interest at the stated Weekly Rate for the applicable interest period based on 100% of the Alternate Weekly Index for like funds and are payable quarterly. The interest rate of the Development Bonds was 3.57% as of December 31, 2005.

At December 31, 2005, the Company was in compliance with all required debt covenants or had obtained waivers from the lenders in the event of non-compliance, agreeing that any violations were waived through March 31, 2007.

5.                 Employee Benefit Plans

The Company sponsors the Teris LLC 401(k) Plan (the “Plan”), a tax deferred savings plan under Section 401(k) of the Internal Revenue Code. All employees who have completed one year of service and attained 18 years of age are eligible to participate in the Plan. Employees can contribute up to 15% of their compensation, with the Company matching 50% of the first 4% for union members and 50% of the first 6% for non-union members, of compensation contributed by each employee. Company matching contributions to the Plan were approximately $310 for 2005.

6.                 Related Party Transactions

The balance outstanding on the Suez line of credit was $11.7 million as of December 31, 2005. Interest expense recognized by the Company for this related line of credit was $890 for the 2005.

Included in accounts receivable at December 31, 2005 is $473 due from the Company’s affiliate, Ensco Caribe, Inc.

7.                 Environmental Matters

The Company maintains a reserve for site contamination issues resulting from activities prior to its ownership, when an unaffiliated entity operated a petroleum refinery at the Company’s facility in El Dorado, Arkansas. These operations of the petroleum refinery resulted in contamination of the soil and ground water at the site with various petroleum chemical constituents. Pursuant to EPA and RCRA regulations, the Company is required to address any site contamination issues, even if these are not a result of current hazardous waste treatment operations. In January 2001, the ADEQ issued a final “Remedial Action Decision Document”, which approved the corrective measures taken by the Company and also approved final plans for completion of remediation of the ground water over the next 10 years.

The Company has also provided for clean-up costs related to three storage and processing tanks. These costs include the clean-up and repair cost or the cost of RCRA closure if this should become necessary. Additionally, the Company has also provided for clean-up costs for decontamination and removal of the outdated air pollution control process.

In 2005, the Company estimated that the costs to clean-up the contaminated areas would exceed the liability that was previously recorded and, therefore, increased the reserve by $6.7 million. Based upon new information obtained by independent third-parties, the Company has determined that the size of the contaminated area, which was previously estimated at 1.5 acres, is now believed to be about 10 acres. The increase in the reserve was based on projecting the costs incurred to date for clean-up to future remediation efforts.

Litigation

The Company is involved in claims and disputes incidental to its business. The Company currently believes the disposition of all such claims and disputes, individually and in the aggregate, will not have a material adverse effect on its financial position, results of operations or liquidity (Note 11).

8.               Fire Events

On January 2, 2005, a chemical reaction in waste storage containers caused an explosion and fire in a warehouse at the Company’s El Dorado, Arkansas industrial waste incineration, storage, processing and blending facility, resulting in destruction of the warehouse and an attached office building, extensive damage to their contents and contamination of limited areas of the facility. The Company’s facility was non-operational from the date of the event until January 15, 2005. Although the Company has returned to full operations, it still continues to incur cost associated with the incident.

There were no reports of serious personal injuries as a result of the event. The El Dorado police; however, temporarily evacuated approximately 3,000 people from areas near the Company’s facility as a precautionary measure. The Company has not yet been presented with any medical or scientific evidence that any person was actually injured by the event.

The EPA and a private contractor have monitored the air at and around the Company’s El Dorado facility for volatile organic compounds, ammonia, chlorine, nitrogen dioxide, sulfur dioxide, ethylene, carbon monoxide and methane. The air monitoring consistently has shown no detectable levels that exceeded any health-based standards. The ADEQ conducted an investigation regarding the event that may, or may not, lead to an enforcement action of some type.

The Company has an all-risk property insurance policy that provides first party coverage for certain types of property damage and business loss caused by the event. The Company also has several liability insurance policies that provide coverage for certain third party claims including requirements under federal and state environmental laws and ADEQ directives to remediate areas of the Company’s El Dorado facility that were contaminated by the event.

The Company retained the services of an environmental contractor to provide emergency remediation services and tendered cost of these services to the Company’s pollution liability policy carrier which has paid some, but not all, of those costs and which continues to process the Company’s claim under a reservation of rights.

The Company received $20,250 from their property insurance policy. This payment represented $3,250 for the plant and equipment that was damaged, and $12,720 for reimbursement of certain expenses incurred and $4,280 for reimbursement of estimated cost the Company has yet to incur. The estimated cost yet to be incurred by the Company has been recorded as deferred expense reimbursement in the accompanying balance sheet. In addition, the Company has receivables in the amount of $2,235 for additional expenses expected to be reimbursed by its insurance carriers. The Company had a net gain of $415 resulting from the $3,250 insurance proceeds offset by the net book value of the plant and equipment of $804 and non-reimbursable expenses of $2,031. The gain is reflected as an involuntary conversion of plant and equipment in the accompanying statement of operations.

Three class action lawsuits have been filed against the Company on behalf of claimants who contend that they were damaged by the event. In addition, miscellaneous individual claims, not yet in litigation, have been presented to the Company. These class action lawsuits and miscellaneous third party claims seek damages for alleged personal injuries, property damage, economic losses from business interruption and related expenses under various theories of liability. The Company has tendered the class action lawsuits and other miscellaneous third party claims to its liability insurers, one of which is actively defending the Company subject to a reservation of rights. At this time, the Company does not believe that these matters will have a material adverse effect on its financial position, results of operations or liquidity.

On July 2, 2005, the Company experienced another chemical reaction and fire event. The incident broke out in the barrel processing area (BPA unit) and damaged the roof, the metallic structures of the BPA unit and the electric cables of the kilns #1 and #2. The access to the kilns were limited during the reconstruction of the building. The Company incurred a net loss of $961 associated with this incident resulting from $500 deductible and $461 of non-covered cost, which was reflected as an involuntary conversion of plant and equipment in the accompanying statement of operations. In addition, the Company has recorded a receivable from the insurance carrier of $1,314 for cost it expects to be reimbursed.

Report of Independent Auditors

The Members

Teris LLC

We have audited the accompanying balance sheets of Teris LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teris LLC at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, in 2003, the Company changed its method of accounting for revenue recognition.

April 27, 2005

Teris LLC

Balance Sheets

	December 31
	2004	2003
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$908	$878
Trade accounts receivable, net	22,480	24,056
Accounts receivable – other	750	—
Accounts receivable from Parent	3,079	3,157
Parts inventories	5,237	5,368
Prepaid and other current assets	1,900	1,933
Note receivable – current portion	2,642	2,250
Total current assets	36,996	37,642

Property, plant and equipment, net (Note 4)	62,006	67,027
Note receivable – less current portion	—	3,500
Goodwill (Note 3)	—	22,860
Deferred expenses, net	556	581
Other noncurrent assets	1,138	1,035
Total assets	$100,696	$132,645

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$7,767	$8,493
Accrued liabilities	3,931	5,056
Accrued disposal cost	4,592	3,756
Current maturities of long-term debt (Note 5)	12,509	1,553
Total current liabilities	28,799	18,858

Long-term debt (Note 5)	65,014	64,592
Environmental liabilities	4,502	3,087

Commitments and contingencies (Notes 8, 9 and 10)

Members’ contributed equity	40,000	40,000
Retained (deficit) earnings	(37,619)	6,108
Total members’ equity	2,381	46,108
Total liabilities and members’ equity	$100,696	$132,645

See accompanying notes.

Teris LLC

Statements of Operations

	Year Ended December 31
	2004	2003
	(In Thousands)

Revenues, net	$97,998	$96,059
Cost of sales	79,986	75,661
Gross margin	18,012	20,398

Selling, general and administrative expenses	21,884	18,646
Depreciation	6,942	5,815
Loss from operations	(10,814)	(4,063)

Other expense:
Interest expense	2,159	1,685
Loss on disposal of assets	3,233	7
Goodwill impairment (Note 3)	22,860	—
Increase in environmental liability (Note 8)	2,458	—
Provision for Dallas closure (Note 3)	1,236	—
Rhodia settlement (Note 3)	467	—
Loss on performance contract	500	—
Loss before cumulative effect of change in accounting principle	(43,727)	(5,755)
Cumulative effect of changing to a different method of revenue recognition (Note 2)	—	563
Net loss	$(43,727)	$(5,192)

See accompanying notes.

Teris LLC

Statements of Members’ Equity

	Members’ Contributed Equity	Retained Earnings (Deficit)	Total
	(In Thousands)

Balance at January 1, 2003	$40,000	$11,300	$51,300
Net loss	—	(5,192)	(5,192)
Balance at December 31, 2003	40,000	6,108	46,108
Net loss	—	(43,727)	(43,727)
Balance at December 31, 2004	$40,000	$(37,619)	$2,381

See accompanying notes.

Teris LLC

Statements of Cash Flows

	Year ended December 31
	2004	2003
	(In Thousands)
Operating Activities
Net loss	$(43,727)	$(5,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of assets	3,233	7
Depreciation and amortization	6,967	5,901
Write-off of goodwill	22,860	—
Write-off of Rhodia account receivable	467	—
Undistributed earnings in Ensco Caribe, Inc.	(106)	(47)
Provision for doubtful accounts receivable	(800)	(147)
Changes in assets and liabilities:
Accounts receivable	1,704	1,606
Inventories	131	(883)
Prepaid and other current assets	33	(53)
Other noncurrent assets	3	167
Accounts payable and accrued liabilities	(1,851)	(2,457)
Environmental liabilities	1,415	(1,297)
Accrued disposal costs	836	760
Net cash used in operating activities	(8,835)	(1,635)

Investing Activities
Purchases of property, plant and equipment	(5,163)	(6,046)
Proceeds from sale of property, plant and equipment	9	11
HEAT settlement (Note 3)	2,641	3,077
Net cash used in investing activities	(2,513)	(2,958)

Financing Activities
Net increase (decrease) in Suez line of credit	10,916	(3,447)
Draws on Arkansas Development obligations	383	4,686
Loan financing fees	79	—
Net cash provided by financing activities	11,378	1,239

Net increase (decrease) in cash and cash equivalents	30	(3,354)
Cash and cash equivalents:
Beginning of year	878	4,232
End of year	$908	$878

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$1,110	$1,542

See accompanying notes.

Teris LLC

Notes to Financial Statements

(In Thousands)

December 31, 2004

1. Description of Business

Teris LLC (the Company) was formed on June 14, 2001, as a limited liability company organized in the state of Delaware for the purpose of supplying disposal, transportation and on-site hazardous waste management services. The Company is a wholly owned subsidiary of SITA USA, Inc. (SITA or Parent), which is a wholly owned subsidiary of Suez Envinroment SA., which is a wholly owned subsidiary of Suez SA. The Company owns and operates treatment, storage and disposal facilities (TSDF) in EI Dorado, Arkansas and Wilmington, California; and a fuel blending and storage facility in Dallas, Texas (see Note 3.). The Company also provides on-site services at customer locations such as waste material and container packaging, lab packing, consolidation of materials and special waste handling.

The Company operates a hazardous waste TSDF under a Resource Conservation and Recovery Act (RCRA) permit issued by the Arkansas Department of Environmental Quality (ADEQ). The facility has air emissions regulated by the RCRA and the Arkansas Pollution Control Code and the Arkansas Plan of Implementation of Air Pollution Control. The general commercial function of the EI Dorado site is to serve as a waste treatment facility to thermally treat (incinerate) hazardous and nonregulated materials and render the residue ash acceptable for disposal at regulated landfills. The respective permits are generally subject to renewal at the option of the issuing governmental agency. The Company’s RCRA Part B Permit for the El Dorado TSDF has expired; however, as permitted by the ADEQ, the facility is allowed to continue operating while waiting approval of its permit from the ADEQ.

On July 30, 1999, the Environmental Protection Agency (EPA) adopted a final rule establishing standards for controlling hazardous air pollutants emitted from incinerators burning hazardous waste. These new regulations establish new operating requirements to meet new emission standards reflecting Maximum Achievable Control Technology (MACT). Under the new EPA guidelines, the Company was required to complete Documentation of Compliance to MACT standards by September 30, 2004. The Company met the deadline and is now in the process of completing its Comprehensive Performance Test (CPT). A test plan was written early in 2004 and is awaiting approval from ADEQ and EPA. Upon approval of the test plan, the Company anticipates completing the CPT by December 2005.

The Company commenced operations on June 27, 2001, with $40 million of capital contributed by its two 50% members, Rhodia, Inc. (Rhodia) and SITA (collectively, the Members). SITA contributed $20 million of cash (subsequently reduced to $17 million via a $3 million return of capital) and Rhodia, as controlling shareholder of Heat

Treatment Services, Inc., a Delaware corporation (HEAT), contributed the agreed fair value of HEAT’s net assets in the amount of $17 million. In December 2001, each Member contributed an additional $3 million to bring their respective equity balances to $20 million.

In July 2002, SITA acquired HEAT’s 50% ownership in the Company and elected to continue Teris LLC as a single member LLC.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on deposit and short-term investments with an original maturity of three months or less.

Concentration of Credit Risk

The Company extends credit in the normal course of business and generally does not require collateral. Ongoing credit evaluations are performed by the Company’s management, and an allowance for potential credit losses is provided for the portion of accounts receivable which is estimated to be uncollectible. At December 31, 2004 and 2003, the Company recorded $1,018 and $252, respectively, as allowance for doubtful accounts and $336 and $529 as a reserve for billing adjustments, respectively.

Parts Inventories

Inventories consist primarily of supplies and repair parts and are stated at the lower of cost or market, with cost being determined using the weighted average method. The Company periodically reviews its inventories for obsolete or unusable items and adjusts its carrying value to reflect estimated realizable values.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, including the cost of additions and improvements that materially increase the useful lives or values of the assets. The cost and accumulated depreciation of assets retired or sold are removed from the related accounts; gains or losses are included in other income (expense). Repair and maintenance costs are expensed as incurred. Depreciation expense is computed on a straight-line basis using the following useful lives (in years):

Buildings and improvements	10–39
Machinery and equipment	10–17
Furniture and fixtures	7
Computer equipment	3–5

Goodwill

The excess purchase price over tangible and identified intangible assets has been classified as goodwill (see Note 3). Goodwill is not amortized but reviewed at least annually for impairment.

Impairment of Long-Lived Assets

The Company periodically reviews the net realizable value of its long-lived assets through an assessment of the estimated future cash flows related to most assets. In the event the Company determines that the carrying values of long-lived assets are in excess of estimated gross future cash flows for those assets, the Company then will write down the value of the assets to a level commensurate with a discounted cash flow analysis of the estimated future cash flows.

Investment

The Company owns a 50% interest in Ensco Caribe, Inc. As the Company does not have effective management control, this investment is accounted based on the equity method of accounting. The value of the investment in Ensco Caribe, Inc. was $759 and $653 as of December 31, 2004 and 2003, respectively, which is reflected in other noncurrent assets on the accompanying balance sheet.

Income Taxes

The Company has elected to be treated as a partnership for federal income tax reporting purposes. As such, its federal taxable income will be included in the income tax return of its Member. The Company is subject to franchise and excise taxes in the states of Alabama, California, Illinois, Michigan, New Hampshire, Pennsylvania, Tennessee, Texas and Washington. Accordingly, related tax expense amounted to $63 and $73 for the years ended December 31, 2004 and 2003, respectively. These taxes are included in selling, general and administrative expenses on the statements of operations because they are not based on income.

Deferred Expenses

Deferred expenses consist primarily of financing costs which are being amortized over the term of the related debt using a method that approximates the effective interest method. Amortization of these costs is included in interest expense in the accompanying financial statements and totaled $25 and $34 in 2004 and 2003, respectively.

Environmental

The undiscounted costs relating to the Company’s environmental liabilities are recorded when it is probable that a loss has been incurred and such loss is estimable. The Company bases its probable environmental cost estimates on information obtained from independent environmental engineers and/or from its experts regarding the nature and extent of environmental contamination, available remedial alternatives and the cleanup criteria required by relevant governmental agencies. The estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and related legal fees based on available information and represent the undiscounted costs to reserve the environmental matters in accordance with prevailing federal, state, local and foreign requirements. The Company’s estimates may vary in the future as more information becomes available with respect to the level of contamination, the effectiveness and approval of selected remediation methods, the stage of investigation at the individual sites, the recoverability of such costs from third parties and changes in federal and state statutes and regulations or their interpretation.

Collective Bargaining Agreement

The Company has approximately 25% of its workforce within bargaining units represented by the Paper, Allied-Industrial, Chemical and Energy Workers International Union. The union contract expires on June 15, 2005.

Revenue Recognition

Prior to 2003, the Company recognized revenue upon incineration or when the waste was shipped to a third party for processing and disposal. Transportation and field services revenues were recognized when services were performed. Deferred revenue was recorded for services billed but not earned. Costs associated with the handling and transportation of waste prior to its disposal were deferred as a contra account within accrued liabilities and recognized when the related revenue was recognized.

In 2003, the Company changed its method of revenue recognition. In 2003, the Company began recognizing revenue upon receipt of the waste and recording an estimated disposal cost reserve. The disposal cost reserve represents the estimated costs to process the volumes of waste on hand for which revenue was recognized. Transportation and field services revenues continued to be recognized when the services are performed.

The change in the method of revenue recognition was to standardize the Company’s method with its parent organization. All customer sales contracts were modified to reflect this change. The change in method resulted in a $563 increase in income in 2003.

Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities approximate fair value due to the short maturities of these assets and liabilities. At December 31, 2004 and 2003, the carrying values of debt approximate fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingencies at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Business Combinations

On July 25, 2001, the Company acquired certain assets of Environmental Systems Company, Ensco, Inc. MSE Environmental, Inc. and ENSCO West, Inc. (collectively, ENSCO), including the EI Dorado and Wilmington TSDF facilities, for approximately $61 million in cash. With the ENSCO acquisition, the Company established its principal scope of business of supplying disposal, transportation and on-site hazardous waste management services. Funds for the purchase were obtained through two loans from the Company’s Members totaling $42 million, with the remainder provided from available cash, principally funds provided by initial capital contributions. The acquisition has been accounted for as a purchase in accordance with SFAS 141.

In 2002, the Company finalized the purchase price allocation as certain environmental and other liabilities existing at acquisition were determined.

Preliminary goodwill of $24,354 was increased by $7,333 as follows:

Additional purchase price payments	$932
Fair value adjustments:
Inventories	838
Other assets	461
Property and equipment	11
Environmental liabilities	4,017
Other liabilities	1,074
Total	$7,333

In 2003, the Company reached a settlement with Rhodia whereby Rhodia agreed to pay the Company $8,827. The settlement was recorded as a reduction to goodwill in 2003.

In 2004, the Company determined that goodwill was impaired. Using a discounted cash flow model, impairment was calculated as the amount in which goodwill exceeded the net enterprise value of the company. The calculation showed that goodwill was 100% impaired and the total carrying amount of $22,860 was written off. Management believes the impairment was caused by the closure of the Dallas facility and decreasing profit margins. In addition to this impairment charge, the Company recognized $1,236 in closure costs and $467 in additional settlement cost with Rhodia related to closing the Dallas facility.

4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31
	2004	2003

Land	$1,713	$2,216
Buildings and improvements	9,784	11,000
Machinery and equipment	59,748	59,916
Furniture and fixtures	717	717
Computer equipment	3,014	1,894
Construction in progress	4,257	2,286
	79,233	78,029
Less accumulated depreciation	17,227	11,002
	$62,006	$67,027

To comply with the new EPA guidelines the Company undertook the MACT compliance project, which involved acquisition, construction and equipping the expansion of and certain improvements to an existing hazardous waste disposal incinerator, including a new air pollution control system at the Company’s El Dorado TSDF. The MACT project was completed and became operational in March 2003.

5. Long-Term Debt

Long-term debt consists of the following:

	December 31
	2004	2003

Loan from related party:
Line of credit	$12,469	$1,553

Third-party indebtedness:
2000 development bonds	15,000	15,000
2001 development bonds	15,000	15,000
2002 development bonds	34,975	34,592
CIT Group loan	79	—
	77,523	66,145
Less current maturities	12,509	1,553
	$65,014	$64,592

The Company has a $50 million revolving line of credit from the parent company of SITA, which has a maturity date of April 30, 2005. On April 21, 2005, the Company obtained a renewal of the revolving line of credit, which effective May 1, 2005 extended the maturity date to April 30, 2006. The Company pays interest on the revolving line of credit at an interest rate per annum based upon the one week London Interbank Offer Rule (LIBOR) plus 50 basis points (3.02%) at December 31, 2004. The revolving line of credit is used to finance ongoing operations until such time that the Company obtains a more permanent financing facility.

As part of the Company’s acquisition of ENSCO in July 2001, the Company assumed the obligations related to two Arkansas Development Finance Authority Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (the Development Bonds or the Bonds). Each Bond has a face amount of $15 million and was issued in March 2000 (the 2000 Development Bonds) and February 2001 (the 2001 Development Bonds), respectively, with a maturity date of January 1, 2020. The Underwriter and Remarketing Agent, Wachovia Bank, N.A., manages all activity of the Bonds. The Bonds are secured by a letter of credit with Natexis Banques Populaires in the amount of $31 million and is guaranteed by Suez Environment SA. The Company pays annual letter of credit fees to Wachovia Bank, N.A. and Natexis Banques Popularies of 0.50% and 0.70% respectively, per annum on the amount of the letters of credit.

During 2002, the Company obtained additional financing through bond obligations of $48 million (the 2002 Development Bonds). The bond obligations were issued in July 2002 with a maturity date of March 1, 2021. The Underwriter and Remarketing Agent for these Bonds, Wachovia Bank N.A., manages the activities of these Bonds. The Bonds are secured by a letter of credit with Wachovia Bank, N.A., in the amount of $48.3 million and are guaranteed by Suez Environment SA. As of December 31, 2004, the Company has $13.025 million in available borrowings remaining under the 2002 Development Bonds. The Company pays an annual letter of credit fee to Wachovia Bank, N.A. of 0.55% per annum on the amount of the letter of credit.

Bonds bear interest at the stated Weekly Rate for the applicable interest period based on 100% of the Alternate Weekly Index for like funds and are payable quarterly. The interest rate of the Development Bonds was 2.04% and 1.35% as of December 31, 2004 and 2003, respectively.

At December 31, 2004, the Company was in compliance with all required debt covenants or had obtained waivers from the lenders in the event of noncompliance, agreeing that any violations were waived through March 31, 2006.

6. Employee Benefit Plans

The Company sponsors the Teris LLC 401(k) Plan (the Plan), a tax deferred savings plan under section 401(k) of the Internal Revenue Code. All employees who have completed one year of service and attained 18 years of age are eligible to participate in the Plan. Employees can contribute up to 15% of their compensation, with the Company matching 50% of the first 4% for union members and 50% of the first 6% for nonunion members, of compensation contributed by each employee. Company matching contributions to the Plan were approximately $188 and $155 for 2004 and 2003, respectively.

7. Related Party Transactions

The balance outstanding on the Suez line of credit was $12.47 million and $1.55 million as of December 31, 2004 and 2003, respectively.

On January 1, 2002, the Company signed a “Treatment Services Sales and Marketing Agreement” whereby Teris LLC will be Rhodia’s (a member until July 2002) exclusive agent in a certain territory for the marketing and sale of material thermally processed at Rhodia’s facilities. The agreement expires in December 2006. Rhodia will pay the Company a 5% commission on achieving certain minimum volume requirements. All volumes achieved over the minimum volume requirements earn a commission of 5% to 40%, depending upon the volume. The Company’s commission on such sales volume for the years ended December 31, 2004 and 2003, was $514 and $435, respectively.

8. Environmental Matters

The Company maintains a reserve for site contamination issues resulting from activities prior to its ownership, when an unaffiliated entity operated a petroleum refinery at the Company’s facility in El Dorado, Arkansas. These operations of the petroleum refinery resulted in contamination of the soil and ground water at the site with various petroleum chemical constituents. Pursuant to EPA and RCRA regulations, the Company is required to address any site contamination issues, even if these are not a result of current hazardous waste treatment operations. In January 2001, the ADEQ issued a final “Remedial Action Decision Document” which approved the corrective measures taken by the Company, and also approved final plans for completion of remediation of the ground water over the next 10 years.

The Company has also provided for clean-up costs related to three storage and processing tanks. These costs include the clean-up and repair cost or the cost of RCRA closure if this should become necessary. Additionally, the Company has also provided for clean-up costs for decontamination and removal of the outdated air pollution control process.

In 2004, the Company estimated that costs to clean-up the contaminated areas would exceed the liability that was previously recorded, and therefore increased the reserve by $2.5 million. The increase in the reserve was based on projecting the costs incurred to date for clean-up to future remediation efforts.

Operating Leases

The Company is obligated under a number of noncancelable operating leases, expiring in 2009, principally covering office space and equipment. Rental expense for the years ended December 31, 2004 and 2003, was $956 and $1,155, respectively. At December 31, 2004, the minimum annual rental commitments under these lease agreements are as follows:

Minimum Lease Payments

2005	$1,021
2006	607
2007	318
2008	123
2009	21
$2,090

Litigation

The Company is involved in various claims and disputes incidental to its business. The Company currently believes the disposition of all such claims and disputes, individually and in the aggregate, will not have a material adverse effect on its financial position, results of operations or liquidity (see Note 10).

Standby Letters of Credit and Performance Bonds

The Company is required by certain governmental organizations to issue standby letters of credit to ensure proper funding is available when the need arises for clean-up or closure costs in the event of an accident. The amount available on these standby letters of credit was $24,411 at December 31, 2004.

The Company is required by certain customers to provide performance bonds in the event the Company does not comply with the terms of the certain sales contract. The amount of performance bonds outstanding at December 31, 2004 was $1,455.

10. Subsequent Event

On January 2, 2005, a chemical reaction in waste storage containers caused an explosion and fire in a warehouse at the Company’s El Dorado, Arkansas industrial waste incineration, storage, processing and blending facility, resulting in destruction of the warehouse and an attached office building, extensive damage to their contents, and contamination of limited areas of the facility. The Company’s facility was nonoperational from the date of the event until January 15, 2005, and has not yet returned to full operations.

There were no reports of serious personal injuries as a result of the event. The El Dorado police, however, temporarily evacuated approximately 3,000 people from areas near the Company’s facility as a precautionary measure. The Company has not yet been presented with any medical or scientific evidence that any person was actually injured by the event.

The U.S. Environmental Protection Agency and a private contractor have monitored the air at and around the Company’s El Dorado facility for volatile organic compounds, ammonia, chlorine, nitrogen dioxide, sulfur dioxide, ethylene, carbon monoxide and methane. This air monitoring consistently has shown no detectable levels that exceeded any health-based standards. The Arkansas Department of Environmental Quality is conducting an investigation regarding the event that may, or may not, lead to an enforcement action of some type.

The Company has an all-risk property insurance policy that provides first-party coverage for certain types of property damage and business loss caused by the event. As a result, management does not anticipate that the damage to the Company’s property and disruption of its business will have a material adverse effect on the Company’s financial condition or results of operations.

The Company also has several liability insurance policies that provide coverage for certain third-party claims including requirements under federal and state environmental laws and Arkansas Department of Environmental Quality directives to remediate areas of the Company’s El Dorado facility that were contaminated by the event. The Company retained the services of an environmental contractor to provide emergency remediation services and tendered the cost of these services to the Company’s pollution liability policy carrier which has paid some, but not all, of those costs and which continues to process the Company’s claim under a reservation of rights. At this time, management is unable to determine the ultimate impact that required remediation will have on the Company’s financial condition or results of operations.

Three class action lawsuits have been filed against the Company on behalf of claimants who contend that they were damaged by the event. In addition, miscellaneous individual claims, not yet in litigation, have been presented to the Company. These class action lawsuits and miscellaneous third-party claims seek damages for alleged personal injuries, property damage, economic losses from business interruption and related expenses under various theories of liability. The Company has tendered the class action lawsuits and other miscellaneous third-party claims to its liability insurers, one of which is actively defending the Company subject to a reservation of rights. At this time, management is not able to estimate the ultimate impact that the class actions and other miscellaneous third-party claims and their related costs will have on the Company’s financial condition or results of operations.

TERIS LLC
BALANCE SHEET
AS OF JUNE 30, 2006
Unaudited
(in thousands)

2006

Current assets:
Cash and cash equivalents	$34
Accounts receivable, net	24,910
Other Receivables	4,789
Prepaid and other current assets	2,061
Parts inventories	5,733
Total current assets	37,527

Property, plant and equipment, net	23,577

Other assets:
Investment in affiliate	1,072
Other assets	451
1,523
Total assets	$62,627

LIABILITIES AND MEMBER’S EQUITY

2006

Current liabilities:
Accounts payable	$14,412
Other accrued expenses	8,964
Current maturities of long-term debt	16,714
Total current liabilities	40,090

Other liabilities:
Environmental liabilities	8,797

Total member's equity	13,740
Total liabilities and member's equity	$62,627

The accompanying notes are an integral part of these financial statements.

TERIS LLC
STATEMENT OF OPERATIONS
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006
Unaudited
(in thousands)

2006
Revenues	$48,280
Costs of revenues	37,876
Selling, general, and administrative expenses	6,282
Depreciation and amortization	1,994
Income from operations	2,128
Other income	(6)
Interest expense, net	2,639
Income (loss) before provision for income taxes and equity interest in unconsolidated joint venture	(505)
Provision for income taxes	53
Equity interest in unconsolidated joint venture	(51)
Net loss	$(507)

The accompanying notes are an integral part of these financial statements.

TERIS LLC
STATEMENT OF MEMBER’S EQUITY (DEFICIT)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006
Unaudited
(in thousands)

Total

Balance - January 1, 2006	$(57,251)

Member’s Contribution	$71,498

Net loss	$(507)

Balance - June 30, 2006	$13,740

The accompanying notes are an integral part of these financial statements.

TERIS LLC
STATEMENT OF CASH FLOW
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006
Unaudited
(in thousands)

Cash flows from operating activities
Net loss	$(507)
Adjustments to reconcile net loss to net cash used by operating activities
Gain on disposal of assets	(6)
Gain on involuntary conversion of plant and equipment	(2,608)
Depreciation and amortization	1,994
Equity in earnings of affiliate	(51)
Changes in operating assets and liabilities
Accounts receivable	2,223
Parts inventories	(20)
Prepaid and other current assets	(896)
Accounts payable	633
Accrued expenses and other current liabilities	(1,976)
Environmental liabilities	(1,112)
Net cash used by operating activities	(2,326)

Cash flows from investing activities
Purchases of property, plant and equipment	(4,940)
Insurance proceeds from involuntary conversion of plant and equipment	1,421
Cost incurred with involuntary conversion of plant and equipment	(4,280)
Decrease in restricted cash	605
Other assets	(128)
Net cash used by investing activities	(7,322)

Cash flows from financing activities
Net increase in line of credit	$4,984
Proceeds from related party note payable	71,500
Proceeds from Arkansas Development obligations	3,740
Payments of Arkansas Development obligations	(71,084)
Payments of other note payable	(25)
Net cash provided by financing activities	9,115

Net decrease in cash and cash equivalents	(533)

Cash and cash equivalents - beginning of period	567

Cash and cash equivalents - end of period	$34

The accompanying notes are an integral part of these financial statements.

TERIS LLC

Notes to Financial Statements

June 30, 2006

(In Thousands)

1.                 Description of Business

Teris LLC (the “Company”) was formed on June 14, 2001, as a limited liability company organized in the state of Delaware for the purpose of supplying disposal, transportation and on-site hazardous waste management services. The Company is a wholly owned subsidiary of SITA USA, Inc. (“SITA” or the “Parent”), which is a wholly owned subsidiary of Suez Environment SA., which is a wholly owned subsidiary of Suez SA. The Company owns and operates treatment, storage and disposal facilities (“TSDF”) in El Dorado, Arkansas and Wilmington, California; and a fuel blending and storage facility in Dallas, Texas (Note 3). The Company also provides on-site services at customer locations, such as, waste material and container packaging, lab packing, consolidation of materials and special waste handling.

The Company operates a hazardous waste TSDF under a Resource Conservation and Recovery Act (“RCRA”) permit issued by the Arkansas Department of Environmental Quality (“ADEQ”). The facility has air emissions that are regulated by the RCRA and the Arkansas Pollution Control Code and the Arkansas Plan of Implementation of Air Pollution Control. The general commercial function of the El Dorado site is to serve as a waste treatment facility to thermally treat (incinerate) hazardous and non-regulated materials and render the residue ash acceptable for disposal at regulated landfills. The respective permits are generally subject to renewal at the option of the issuing governmental agency. The Company’s RCRA Part B Permit for the El Dorado TSDF has expired; however, as permitted by the ADEQ, the facility is allowed to continue operations while awaiting approval of its permit from the ADEQ.

On July 30, 1999, the U.S. Environmental Protection Agency (“EPA”) adopted a final rule establishing standards for controlling hazardous air pollutants emitted from incinerators burning hazardous waste. These new regulations establish new operating requirements to meet new emission standards reflecting Maximum Achievable Control Technology (“MACT”). Under the new EPA guidelines, the Company was required to complete Documentation of Compliance to MACT standards by September 30, 2004. The Company met the deadline and is now in the process of completing its Comprehensive Performance Test (“CPT”). A test plan was written early in 2004 and has been approved by ADEQ and EPA. The Company has completed the CPT trial burn and submitted its CPT report and anticipates approval of final permits during the first quarter of 2007.

2.                 Summary of Significant Accounting Policies

a.                 Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingencies at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.              Cash and cash equivalents – Cash and cash equivalents consists of cash on deposit and short-term investments with an original maturity of three months or less.

c.                 Accounts receivable – The Company reviews their customer accounts on a periodic basis and records a reserve for specific amounts that the Company feels may not be collected. In addition, the Company has established a general reserve. Amounts will be written off at the point when collection attempts on the accounts have been exhausted. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. Past due status is determined based upon contractual terms. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in economic, industry or specific customer conditions may require adjustment to the allowance recorded by the Company.

d.              Concentrations of credit risk – The Company extends credit in the normal course of business and generally does not require collateral. Ongoing credit evaluations are performed by the Company’s management and an allowance for potential credit losses is provided for the portion of accounts receivable, which is estimated to be uncollectible.

At various times during the year, the Company maintains cash balances with financial institutions in excess of the federal deposit insurance limit. The Company manages its cash risk by maintaining deposits in sound financial institutions.

e.               Parts inventory – Inventories consist primarily of supplies and repair parts and are stated at the lower of cost or market, with cost being determined using the weighted-average method. The Company periodically reviews its inventories for obsolete or unusable items and adjusts its carrying value to reflect estimated realizable values.

f.                 Property, plant and equipment – Property, plant and equipment are stated at cost, including the cost of additions and improvements that materially increase the useful lives or values of the assets. The cost and accumulated depreciation of assets retired or sold are removed from the related accounts and the gains or losses are included in other expense. Repair and maintenance costs are expensed as incurred. Depreciation expense is computed on a straight-line basis using the following useful lives:

Buildings and improvements	10 - 39 years
Machinery and equipment	10 - 17 years
Furniture and fixtures	7 years
Computer equipment	3 -5 years

g.              Long-lived assets – The Company reviews the carrying value of property, plant and equipment for impairment whenever certain triggering events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying amount exceeds the fair value of assets. The factors considered by management in performing this assessment include operating results, trends, prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. During 2005, the Company determined that the carrying value of the property, plant and equipment exceeded the fair value of the assets and recorded an impairment charge of $43,000. In addition, the Company impaired certain assets for $1,500 associated with the pure separation unit. These impairment charges are included in other expense on the statement of operations. The Company also impaired certain assets with the bag house for $861, which was included in depreciation expense during 2005.

h.              Investment in affiliate – The Company owns a 50% interest in Ensco Caribe, Inc. (“Ensco”). As the Company does not have effective management control, this investment is accounted based on the equity method of accounting.

i.                  Environmental – The undiscounted costs relating to the Company’s environmental liabilities are recorded when it is probable that a loss has been incurred and such loss is estimable. The Company bases its probable environmental cost estimates on information obtained from independent environmental engineers and/or from its experts regarding the nature and extent of environmental contamination, available remedial alternatives and the cleanup criteria required by relevant governmental agencies. The estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and related legal fees based on available information and represent the undiscounted costs to reserve the environmental matters in accordance with prevailing federal, state, local and foreign requirements. The Company’s estimates may vary in the future as more information becomes available with respect to the level of contamination, the effectiveness and approval of selected remediation methods, the stage of investigation at the individual sites, the recoverability of such costs from third parties and changes in federal and state statutes and regulations or their interpretation.

j.                  Income taxes – The Company has elected to be treated as a partnership for federal income tax reporting purposes. As such, its federal taxable income will be included in the income tax return of its member. The Company is subject to franchise and excise taxes in the states of Alabama, California, Illinois, Michigan, New Hampshire, Pennsylvania, Tennessee, Texas and Washington. Accordingly, related tax expense amounted to $42 for the year ended December 31, 2005. These taxes are included in selling, general and administrative expenses on the statement of operations because they are not based on income.

k.               Collective bargaining agreement – The Company has approximately 25% of its workforce within bargaining units represented by the Paper, Allied-Industrial, Chemical and Energy Workers International Union. The union contract expires on June 15, 2006.

l.                  Revenue recognition – The Company recognizes revenue upon receipt of the waste and records an estimated disposal cost reserve. The disposal cost reserve represents the estimated costs to process the volumes of waste on hand for which revenue was recognized. Transportation and field services continued to be recognized when the services were performed.

m.            Shipping and handling costs – Shipping and handling costs are included in cost of sales in the accompanying statement of operations.

n.              Advertising – The Company expenses advertising as incurred.

o.              Fair value of financial instruments – The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable and notes payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature. The recorded value of notes payable approximate their fair values, as interest approximates market rates for similar financial instruments.

3.                 Restricted Cash

A restricted cash account is maintained to satisfy the requirements of the Arkansas Department of Environmental Quality associated with the incidents during 2005 (Note 11).

4.         Long-Term Debt

The Company has a $50 million revolving line of credit from the parent company of SITA, which has a maturity date of April 30, 2006. On March 29, 2006, the Company obtained renewal of the revolving line of credit, which effective May 1, 2006, extended the maturity date to April 30, 2007. The Company pays interest on the revolving line of credit at an interest rate per annum based upon the one week London Interbank Offer Rule (“LIBOR”) plus 50 basis points (5.8%) at June 30, 2006. The revolving line of credit is used to finance ongoing operations until such time that the Company obtains a more permanent financing facility.

The Company had obligations related to two Arkansas Development Finance Authority Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (the “Development Bonds” or the “Bonds”). Each Bond had a face amount of $15 million and was issued in March 2000 (the “2000 Development Bonds”) and February 2001 (the “2001 Development Bonds”), respectively, with a maturity date of January 1, 2020. The Underwriter and Remarketing Agent, Wachovia Bank, N.A.,

manages all activity of the Bonds. The Bonds were secured by a letter of credit with Natexis Banques Populaires in the amount of $31 million and is guaranteed by Suez Environment SA. The Company paid annual letter of credit fees to Wachovia Bank, N.A. and Natexis Banques Populaires of 0.50% and 0.70%, respectively, per annum on the amount of the letters of credit.

During 2002, the Company obtained additional financing through bond obligations of $48 million (the “2002 Development Bonds”). The bond obligations were issued in July 2002 with a maturity date of March 1, 2021. The Underwriter and Remarketing Agent for these Bonds, Wachovia Bank, N.A., managed the activities of these Bonds. The Bonds were secured by a letter of credit with Wachovia Bank, N.A., in the amount of $48.3 million and were guaranteed by Suez Environmental SA. Prior to repayment discussed below, the Company had borrowed $37.3 million under this arrangement.

In June of 2006, the Company received from Suez Environmental SA an infusion of capital amounting to $71.5 million and paid $67.3 million which was the total of all outstanding obligations under 2000, 2001 and 2002 development bonds and CIT group loans.

5.                 Related Party Transactions

The balance outstanding on the Suez line of credit was $16.7 million as of June 30, 2006. Interest expense recognized by the Company for this related line of credit was $452 for the 2005.

Included in accounts receivable at June 30, 2006 is $715 due from the Company’s affiliate, Ensco Caribe, Inc.

6                   Environmental Matters

The Company maintains a reserve for site contamination issues resulting from activities prior to its ownership, when an unaffiliated entity operated a petroleum refinery at the Company’s facility in El Dorado, Arkansas. These operations of the petroleum refinery resulted in contamination of the soil and ground water at the site with various petroleum chemical constituents. Pursuant to EPA and RCRA regulations, the Company is required to address any site contamination issues, even if these are not a result of current hazardous waste treatment operations. In January 2001, the ADEQ issued a final “Remedial Action Decision Document”, which approved the corrective measures taken by the Company and also approved final plans for completion of remediation of the ground water over the next 10 years.

The Company has also provided for clean-up costs related to three storage and processing tanks. These costs include the clean-up and repair cost or the cost of RCRA closure if this should become necessary. Additionally, the Company has also provided for clean-up costs for decontamination and removal of the outdated air pollution control process.

In 2005, the Company conservatively estimated that the costs to clean-up the contaminated areas would exceed the liability that was previously recorded and, therefore, increased the reserve by $6.7 million. Based upon new information obtained by independent third-parties, the Company has determined that the size of the contaminated area, which was previously estimated at 1.5 acres, is now believed to be about 10 acres. The increase in the reserve was based on projecting the costs incurred to date for clean-up to future remediation efforts.

t

7. Fire Events

On January 2, 2005, a chemical reaction in waste storage containers caused an explosion and fire in a warehouse at the Company’s El Dorado, Arkansas industrial waste incineration, storage, processing and blending facility, resulting in destruction of the warehouse and an attached office building, extensive damage to their contents and contamination of limited areas of the facility. The Company’s facility was non-operational from the date of the event until January 15, 2005. Although the Company has returned to full operations, it still continues to incur cost associated with the incident.

There were no reports of serious personal injuries as a result of the event. The El Dorado police; however, temporarily evacuated approximately 3,000 people from areas near the Company’s facility as a precautionary measure. The Company has not yet been presented with any medical or scientific evidence that any person was actually injured by the event.

The EPA and a private contractor have monitored the air at and around the Company’s El Dorado facility for volatile organic compounds, ammonia, chlorine, nitrogen dioxide, sulfur dioxide, ethylene, carbon monoxide and methane. The air monitoring consistently has shown no detectable levels that exceeded any health-based standards. The ADEQ conducted an investigation regarding the event that may, or may not, lead to an enforcement action of some type.

The Company has an all-risk property insurance policy that provides first party coverage for certain types of property damage and business loss caused by the event. The Company also has several liability insurance policies that provide coverage for certain third party claims including requirements under federal and state environmental laws and ADEQ directives to remediate areas of the Company’s El Dorado facility that were contaminated by the event.

The Company retained the services of an environmental contractor to provide emergency remediation services and tendered cost of these services to the Company’s pollution liability policy carrier which has paid some, but not all, of those costs and which continues to process the Company’s claim under a reservation of rights.

During 2005, the Company received $20,250 from their property insurance policy. This payment represented $3,250 for the plant and equipment that was damaged, and $12,720 for reimbursement of certain expenses incurred and $4,280 for reimbursement of estimated cost the Company has yet to incur. The estimated cost yet to be incurred by the Company has been recorded as deferred expense reimbursement in the accompanying balance sheet. In addition, the Company has receivables in the amount of $2,235 for additional expenses expected to be reimbursed by its insurance carriers. The Company had a net gain of $415 resulting from the $3,250 insurance proceeds offset by the net book value of the plant and equipment of $804 and non-reimbursable expenses of $2,031.

Three class action lawsuits have been filed against the Company on behalf of claimants who contend that they were damaged by the event. In addition, miscellaneous individual claims, not yet in litigation, have been presented to the Company. These class action lawsuits and miscellaneous third party claims seek damages for alleged personal injuries, property damage, economic losses from business interruption and related expenses under various theories of liability. The Company has tendered the class action lawsuits and other miscellaneous third party claims to its liability insurers, one of which is actively defending the Company subject to a reservation of rights. At this time, the Company does not believe that these matters will have a material adverse effect on its financial position, results of operations or liquidity.

On July 2, 2005, the Company experienced another chemical reaction and fire event. The incident broke out in the barrel processing area (BPA unit) and damaged the roof, the metallic structures of the BPA unit and the electric cables of the kilns #1 and #2. The access to the kilns were limited during the reconstruction of the building. The Company incurred a net loss of $961 associated with this incident resulting from $500 deductible and $461 of non-covered cost, which was reflected as an involuntary conversion of plant and equipment in the accompanying statement of operations. In addition, the Company has recorded a receivable from the insurance carrier of $1,314 for cost it expects to be reimbursed.

During the first six months of 2006, the Company received additional proceeds of $1.4 million and recorded as a gain on involuntary conversion of plant, property and equipment of an additional $2.6 million, general and administrative expenses. The Company also incurred costs of $4.6 million related to previously accrued amounts.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 18, 2006 Clean Harbors, Inc. (the “Company”) acquired all of the outstanding membership interests in Teris L.L.C. (“Teris”) for a purchase price of $52.7 million in cash, subject to post-closing adjustments based upon the amount by which Teris’ net working capital as of the closing date exceeded or was less than $10.3 million and the amount by which capital spending incurred year-to-date by Teris exceeded or was less than the budgeted spending. The Company currently estimates these adjustments will result in a $2.5 million reduction in the purchase price. These adjustments will be finalized within 135 days after the closing date.  In connection with such acquisition and the related financing described below (collectively, the “Acquisition”), the Company incurred transaction expenses for due diligence and legal of approximately $1.9 million.

In order to finance the Acquisition and pay such transaction expenses, the Company utilized $24.6 million of available cash and borrowed $30.0 million through a term loan issued under the Company’s existing credit agreement.  The term loan bears interest, at the Company’s option, at either the Eurodollar Rate (as defined in the credit agreement) plus 2.5% per annum or the base rate plus 1.5% per annum.  The term loan will mature on December 1, 2010, and there are no principal payments due prior to that date.

Prior to the Company’s purchase of Teris on August 18, 2006, Teris was a wholly-owned indirect subsidiary of Suez Environnement S.A., which is a wholly-owned subsidiary of Suez S.A. (collectively “Suez”). Teris and the Company conducted certain business with Suez during both the year ended December 31, 2005 and the six-months ended June 30, 2006. As the amounts involved in such intercompany business were immaterial, no adjustment has been made for them in the respective pro forma financial statements.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2006 gives effect to the Acquisition as if it had been completed on June 30, 2006. The following unaudited pro forma condensed combined statements of operations for the six-month period ended June 30, 2006 and the year ended December 31, 2005 give effect to the Acquisition as if it had been completed on January 1, 2005.

The allocation of the purchase price is based upon preliminary estimates of the fair value of certain assets acquired and liabilities assumed as of the date of the Acquisition.  The Company’s management is currently determining the fair value of the tangible and intangible assets acquired and liabilities assumed.  The allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such unaudited pro forma condensed combined financial statements. In addition, the allocation of the purchase price is dependent upon the working capital and capital expenditure adjustments, which are preliminary. As the final determination of the required purchase accounting adjustments has not yet been made, the actual financial position and results of operations may vary significantly from the pro forma amounts reflected in the following statements.

The unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of the Company and Teris included in this filing, and should be read in conjunction with such financial statements and the notes thereto.  The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial statements, are based on currently available information and certain adjustments which the Company’s management believes are appropriate.  Adjustments have been made only for items which the Company’s management believes are directly attributable to the Acquisition, expected to have a continuing impact on the Company, and are factually supportable.  The unaudited pro forma condensed combined financial statements are not necessarily indicative of the Company’s consolidated financial position or results of operations that would have occurred had the Acquisition taken place on the dates indicated, nor are they necessarily indicative of the future consolidated financial position or results of operations.

In connection with the Acquisition, the Company exited certain Teris activities and as a result recorded approximately $2.3 million of liabilities which were included in the estimated purchase price allocation. The unaudited pro forma condensed combined statements of operations do not reflect any synergies or other operating price benefits that the Company may realize as the Company integrates the Acquisition with the Company’s existing operations.  The Company’s management anticipates that such synergies may be obtained primarily by (i) eliminating redundant staffing, operations and executive management, (ii) reducing transportation costs by shipping wastes to the Company’s most appropriate hazardous waste management facilities located throughout North America, as opposed to Teris shipping wastes prior to the Acquisition to only the two such facilities which Teris operated in Arkansas and California, and (iii) benefiting from unified data management and purchasing throughout the Company’s operations.  The Company, however, cannot assure that it will be successful in realizing such anticipated synergies.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
ASSETS
AS OF JUNE 30, 2006
(in thousands)

	Historical		Pro Forma		Combined
	Clean Harbors, Inc.	Teris L.L.C.	Adjustments		Pro Forma

Current assets:
Cash and cash equivalents	$79,918	$34	$(25,446	)(b)	$54,473
			(33	)(a)
Marketable securities	11,750				11,750
Accounts receivable, net	145,197	24,910			170,107
Other receivables		4,789	2,210	(c)	2,263
			(4,736	)(a)
Unbilled accounts receivable	9,649				9,649
Deferred costs	5,267				5,267
Prepaid expenses and other current assets	8,975	2,061	(52	)(d)	10,984
Supplies inventories	12,585	5,733	(49	)(d)	18,269
Deferred tax asset	229				229
Income tax receivable	673				673
Properties held for sale	8,236				8,236
Total current assets	282,479	37,527	(28,106)		291,900

Property, plant and equipment, net	188,884	23,577	29,147	(e)	241,608

Other assets:
Deferred financing costs	7,098		873	(b)	7,971
Goodwill	19,032				19,032
Permits and other intangibles, net	76,970				76,970
Deferred tax assets	794				794
Investment in joint venture		1,072	1,020	(e)	2,092
Other	3,022	451			3,473
	106,916	1,523	1,893		110,332
Total assets	$578,279	$62,627	$2,934		$643,840

See accompanying Notes to unaudited pro forma condensed combined balance sheet.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
LIABILITIES AND STOCKHOLDERS’ EQUITY
AS OF JUNE 30, 2006
(in thousands)

	Historical		Pro Forma		Combined
	June 30, 2006	Teris L.L.C.	Adjustments		Pro Forma

Current liabilities:
Uncashed checks	$3,219	$	$		$3,219
Current portion of long-term debt	16,128	16,714	(16,714	)(a)	16,128
Current portion of capital lease obligations	1,733				1,733
Accounts payable	74,295	14,412			88,707
Accrued disposal costs	2,990				2,990
Deferred revenue	23,226		843	(f)	24,069
Other accrued expenses	44,854	8,964	2,311	(g)	56,129
Current portion of closure, post-closure and remedial liabilities	14,266		2,963	(h)	17,229
Income taxes payable	3,447				3,447
Total current liabilities	184,158	40,090	(10,597)		213,651

Other liabilities:
Closure, post-closure and remedial liabilities, less current portion	157,859	8,797	(2,729	)(h)	163,927
Long-term obligations, less current maturities	80,304		30,000	(i)	110,304
Capital lease obligations, less current portion	3,234				3,234
Other long-term liabilities	15,628				15,628
Accrued pension cost	685				685
Total other liabilities	257,710	8,797	27,271		293,778

Total stockholders’ equity, net	136,411	13,740	(13,740	)(k)	136,411
Total liabilities and stockholders’ equity	$578,279	$62,627	$2,934		$643,840

See accompanying Notes to unaudited pro forma condensed combined balance sheet.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006
(in thousands, except per share amounts)

	Historical		Pro Forma		Combined
	Clean Harbors, Inc.	Teris L.L.C.	Adjustments		Pro Forma

Revenues	$384,057	$48,280	$—		$432,337
Costs of revenues	267,322	37,876			305,198
Selling, general, and administrative expenses	63,607	6,282			69,889
Accretion of environmental liabilities	5,053	—			5,053
Depreciation and amortization	15,233	1,994	767	(m)	17,994
Income from operations	32,842	2,128	(818)		34,203
Other income (expense)	(162)	6	6	(l)	(156)
Loss on early extinguishment of debt	(8,290)				(8,290)
Interest expense, net	(6,049)	(2,639)	(1,246	)(n)	(9,934)
			(515	)(o)	(515)
Income (loss) before provision for income taxes and equity interest in unconsolidated joint venture	18,341	(505)	(2,579)		15,308
Provision for income taxes	4,164	53	(1,305	)(p)	2,912
Equity interest in unconsolidated joint venture		(51)			(51)
Net income (loss)	14,177	(507)	(1,223)		12,447
Dividends on Series B Preferred Stock	138				138
Net income (loss) attributable to common stockholders	$14,039	$(507)	$(1,223)		$12,309

Earnings per share
Basic income attributable to common stockholders	$0.72				$0.63
Diluted income attributable to common stockholders	$0.69				$0.61

Weighted average common shares outstanding	19,441				19,441
Weighted average common shares outstanding plus potentially dilutive common shares	20,518				20,518

See accompanying Notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005
(in thousands, except per share amounts)

	Historical		Pro Forma		Combined
	Clean Harbors, Inc.	Teris L.L.C.	Adjustments		Pro Forma

	$711,170	$94,506	$		$805,676
Costs of revenues	512,582	78,620	(3,914	)(l)	587,288
Selling, general, and administrative expenses	108,312	18,537	50,709	(l)	177,558
Accretion of environmental liabilities	10,384				10,384
Depreciation and amortization	28,633		1,163	(m)	34,201
			4,405	(l)
Income from operations	51,259	(2,651)	(52,363)		(3,755)
Other income (expense)	611	(1,626)	(277	)(l)	(1,292)
Loss on disposal of assets		(277)	277	(l)	—
Loss on involuntary conversion of plant and equipment		(546)			(546)
Increases in environmental liability		(6,700)	6,700	(l)	—
Impairment of long-lived assets		(44,500)	44,500	(l)(5)	—
Equity in earnings of affiliate		262	(262	)(l)	—
Interest expense, net	(22,754)	(3,594)	(2,202	)(n)	(29,315)
			(765	)(o)
Income (loss) before provision for income taxes and equity interest in unconsolidated joint venture	29,116	(59,632)	(4,392)		(34,908)
Provision for income taxes	3,495		(217	)(q)	3,278
Equity interest in unconsolidated joint venture			(262	)(l)	(262)
Net income (loss)	25,621	(59,632)	(3,913)		(37,924)
Dividends on Series B Preferred Stock	279				279
Net income (loss) attributable to common stockholders	$25,342	$(59,632)	$(3,913)		$(38,203)

Earnings per share
Basic income attributable to common stockholders	$1.62				$(2.44)
Diluted income attributable to common stockholders	$1.45				$(2.14)

Weighted average common shares outstanding	15,629				15,629
Weighted average common shares outstanding plus potentially dilutive common shares	17,717				17,717

See accompanying Notes to unaudited pro forma condensed combined statements of operations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of presentation

The unaudited pro forma condensed combined financial statements gives effect to our acquisition of Teris, L.L.C.  based on the assumptions set forth in the notes hereto.  The acquisition will be accounted for in accordance with Statement of Financial Accounting Standards No. 141, (“SFAS 141”) Business Combinations using the purchase method of accounting under which the Company is the acquiring entity.   Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets of Teris based on their fair values as of the completion date of the acquisition.

2. Preliminary purchase price allocation

Under the purchase method of accounting, the total estimated purchase price is allocated to Teris’s net tangible assets based on their estimated fair values as of the completion of the acquisition.  It was determined that no value existed for intangible assets.

The calculation of the estimated purchase price is as follows:

Cash consideration	$22,700
Term loan	30,000
Estimated acquisition costs	1,873
Receivable due from the seller for estimated purchase price adjustments	(2,476)
Total purchase price	$52,097

The allocation of estimated purchase price is as follows:

Current assets	$27,140
Property, plant & equipment	52,724
Other assets	451
Investment in joint venture	2,092
Current closure, post-closure and remedial liabilities	(2,963)
Other current liabilities	(21,279)
Closure, post-closure and remedial liabilities, long-term	(6,068)

Total estimated purchase price allocated	$52,097

A preliminary estimate of $14.2 million has been calculated as negative goodwill, which represents the excess of the fair value of the net assets acquired and liabilities assumed over the purchase price.   In accordance with SFAS No. 141, negative goodwill has been proportionally allocated to property, plant and equipment ($13.6 million) and the investment in joint venture ($0.6 million).

3. Pro Forma Balance Sheet adjustments

The pro forma adjustments included in the unaudited condensed combined financial statements are as follows:

a)              Represents an adjustment for the assets and liabilities not acquired as part of the terms of the acquisition agreement.

b)             Represents an adjustment to record payment of $25.4 million in cash, which includes estimated professional and legal fees $1.9 million and deferred financing fees of $0.9 million.

c)              Represents an adjustment to record receivable due from Teris related to the estimated purchase price adjustments including a reduction of working capital and reduced year-to-date capital spending by Teris as contractually required as part of the terms of the acquisition agreement.

d)             Represents an adjustment to record prepaid expenses and other current assets and supplies inventory at estimated fair value.

e)     Represents an adjustment to record property, plant and equipment and investment in joint venture at the excess of their estimated fair value less the allocation of negative goodwill, over net book value.

f)     Represents an adjustment to deferred revenue resulting from different methods of revenue recognition.  The Company recognizes revenue upon disposal of waste and Teris recognized revenue upon receipt of waste.

g)             Represents an adjustment to record exit costs for Teris activities that include severance costs of $2.0 million and property lease and vehicle lease exit costs of $0.3 million.

h)             Represents the excess of estimated fair value over net book value and a reclassification to current liabilities for closure, post-closure and remedial liabilities assumed with the acquisition.

i)                 Represents an adjustment to record debt issued to finance the acquisition.   The Company borrowed $30.0 million under a term loan issued through the Company’s existing credit agreement.  The term loan bears interest, at the Company’s option, at either the Eurodollar Rate (as defined in the credit agreement) plus 2.5% per annum or the base rate plus 1.5% per annum.  The term loan will mature on December 1, 2010, and there are no principal payments prior to that date.

k)              Represents the elimination of the historical equity of Teris.

4. Pro Forma Statement of Operations adjustments

l)                 Represents reclassifications to conform to the Company’s presentation.

m)           Under the purchase method of accounting, Teris’s property, plant and equipment have been adjusted by approximately $29.1 million to reflect its estimated fair value.   Such property, plant and equipment are being depreciated on a straight line basis using the following useful lives:

Buildings and building improvements	13-40 years
Leasehold improvements	5-10 years
Vehicles	3-10 years
Equipment	3-8 years
Furniture and fixtures	5-8 years

Adjustment reflects the recording of depreciation of the acquired property, plant and equipment.

n)             Adjustment represents the following:

1)              An adjustment to record interest expense on the $30.0 million term loan using the 180 day LIBOR rate plus 2.5%

2)              Amortization of deferred financing charges on the $30.0 million term loan.

3)              Reduction of cash used in the acquisition resulted in borrowings incurring interest calculated using the 180 day LIBOR rate

o)             Adjustment represents reduced interest earned on reduced cash balances due to cash used in the acquisition. Interest was calculated using the 30 day LIBOR rate plus 0.3%.

p)    Adjustment represents the income tax effect resulting from combining the Company’s taxable income with Teris’ taxable loss and adjustments in depreciation, interest expense and interest income.  The adjustment was calculated using the Company’s statutory tax rate of 39.5 % plus permanent differences.

q)    Adjustment represents the income tax effect resulting form combining the Company’s taxable income with Teris’ net loss that results in a combined net loss thereby eliminating federal income taxes. The remaining income tax provision relates to state and international income taxes.

5. Impairment of Long-Lived assets

During 2005, Teris determined that the carrying value of the property, plant and equipment exceeded the fair value of the assets and recorded an impairment charge of $43.0 million.   In addition, Teris impaired certain assets for $1.5 million associated with Teris’ pure separation unit.  The factors considered by management performing this assessment included operating results, trends, prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to its report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

November 3, 2006	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer